For Immediate Release:

Contact:    Peter Kowalchuk
Republic Airways Holdings
(317) 246-2470

Republic Airways Completes Sale of Frontier Airlines to Indigo Partners
Indianapolis, Indiana (Dec. 3, 2013) - Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today announced that it has closed on the sale of Frontier Airlines to Indigo Partners LLC.
Effective upon the closing of the sale, David Siegel, CEO and President of Frontier Airlines, resigned from Republic’s Board of Directors.
“I wish my former colleagues at Frontier and their new owner, Indigo Partners, the very best and continued success in the transformation of Frontier to an ultra-low-cost carrier. I’d also like to thank Dave for his dedicated service to Republic over the past four years,” said Republic Airways Chairman, President and Chief Executive Officer Bryan Bedford.
“With the sale of Frontier complete, Republic can now focus its full attention on its core regional jet business and continue to strengthen its relationships with its major airline partners,” Bedford added.
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 250 aircraft and offer scheduled passenger service on over 1,300 flights daily to more than 110 cities in the U.S., Canada and the Bahamas through fixed-fee flights operated under airline partner brands, including American Eagle, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 6,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

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